                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
            or Section 30(f) of the Investment Company Act of 1940

1. Name and Address of Reporting Person

   Cochran    Charles     T.
   (Last)     (First)  (Middle)

   410 Oberlin Road, S.W.
   (Street)

   Massillon   Ohio     44647
   (City)     (State)   (Zip)

2. Date of Event Requiring Statement (Month/Day/Year)

   9/8/98

3. IRS or Social Security Number of Reporting Person (Voluntary)



4. Issuer Name and Ticker or Trading Symbol

   REPUBLIC ENGINEERED STEELS, INC. -- REPS

5. Relationship of Reporting Person to Issuer (Check all applicable)

   / / Director                            / / 10% Owner
   /X/ Officer (give title below)          / / Other (specify below)

   VP, Commercial -- Cold Finished Bar Division

6. If Amendment, Date of Original (Month/Day/Year)



7. Individual or Joint/Group Reporting (Check applicable line)
   /X/ Form filed by One Reporting Person
   / / Form filed by More than One Reporting Person

            Table I -- Non-Derivative Securities Beneficially Owned

                                  2. Amount      3. Ownership
                                     of Secu-       Form:
                                     rities         Direct      4. Nature of
                                     Bene-          (D) or         Indirect
                                     ficially       Indirect       Beneficial
1. Title of Security                 Owned          (I)            Ownership
(Instr. 4)                           (Instr. 4)     (Instr. 5)     (Instr. 5)
--------------------------------  -------------  -------------  ----------------

Common Stock, par value $.01            0



Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

         Table II--Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

                                                2. Date Exercisable
                                                   and Expiration Date  3. Title and Amount of Securities Underlying Derivative
                                                   (Month/Day/Year)        Security (Instr. 4)
                                                ----------------------  -----------------------------------------------------------
                                                Date                                                                     Amount or
1. Title of Derivative                          Exercis-    Expiration                      Title                        Number of
   Security (Instr. 4)                          able        Date                                                          Shares
----------------------------------------------  ----------  ----------  ----------------------------------------------  -----------



                                                               5. Ownership
                                                                  Form of
                                                                  Derivative
                                                4. Conver-        Security:
                                                   sion or        Direct      6. Nature of
                                                   Exercise       (D) or          Indirect
                                                   Price of       Indirect        Beneficial
1. Title of Derivative                             Derivative     (I)             Ownership
   Security (Instr. 4)                             Security       (Instr. 5)      (Instr. 5)
----------------------------------------------  -------------  -------------  --------------




Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



/s/ Charles T. Cochran                        September 23, 1998
---------------------------------------    --------------------------
    **Signature of Reporting Person                   Date